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For Release:
5:00 P.M.
July 10, 2019

AMERANT BANCORP ANNOUNCES
REDEMPTION OF $25.0 MILLION OF TRUST PREFERRED SECURITIES

CORAL GABLES, FLORIDA - Amerant Bancorp Inc. (NASDAQ: AMTB and AMTBB) (the “Company”) announced today that it has called for redemption of all $15.0 million of its outstanding 10.60% trust preferred securities issued by its Statutory Trust II, and all $10.0 million of its outstanding 10.18% trust preferred securities issued by its Capital Trust III. The Capital Trust III securities are being redeemed July 31, 2019 at the contractual call price of 101.018% and the Statutory Trust II securities are being redeemed on September 7, 2019, the earliest call date, at the contractual call price of 100.530%. All related junior subordinated debentures issued by the Company to these Trusts will be repaid as part of these redemption transactions.
Millar Wilson, the Company’s Vice Chairman and Chief Executive Officer, stated: “These redemptions of our most expensive fixed rate trust preferred securities from internal funds will reduce our annual interest expense by approximately $2.6 million. This is an excellent opportunity to deploy our existing capital to improve profitability.”
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About Amerant Bancorp
The Company is a bank holding company headquartered in Coral Gables, Florida. The Company operates through its subsidiaries, Amerant Bank, N.A. (the “Bank”), Amerant Investments, Inc. and Amerant Trust, N.A. The Company provides individuals and businesses in the U.S., as well as select international clients, with deposit, credit and wealth management services.

The Bank, which has operated for almost 40 years, is the largest community bank headquartered in Florida. The Bank operates 23 banking centers - 15 in South Florida and 8 in the Houston, Texas area - and loan production offices in Dallas, Texas and New York, New York. Visit https://www.amerant.com/investor-relations for additional information.